EXHIBIT 99.1

FIRST NATIONAL

CORPORATION

Contact:

Harry S. Smith, President & CEO

M. Shane Bell, EVP & CFO

(540) 465-9121

(540) 465-9121

hsmith@firstbank-va.com

sbell@firstbank-va.com

News Release

October 23, 2006

FIRST NATIONAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

Strasburg, Virginia (October 23, 2006) --- First National Corporation (OTCBB: FXNC) reported third quarter earnings of $1.4 million or $0.47 per basic and diluted share, compared to earnings of $1.6 million or $0.55 per basic and diluted share for the third quarter of 2005.  The decrease in earnings is a result of a 16.0% increase in noninterest expense, while net interest income and noninterest income increased marginally when comparing the periods.  Return on assets and return on equity were 1.07% and 17.23%, respectively, for the third quarter of 2006 compared to 1.41% and 22.71% for the same quarter in 2005.

Harry S. Smith, President and CEO of the Company stated, “Net interest margin compression and increases in noninterest expenses have resulted in a slight decrease in earnings for the third quarter.  Higher short-term interest rates, the inverted treasury yield curve and rate-sensitive deposit customers have increased the cost of funds.  In addition, the Company increased noninterest expenses during 2006 with the opening of two new branch offices.  Although earnings have recently decreased, the Company has positioned the balance sheet to take advantage of anticipated changes in interest rates and have strategically placed new branch offices that are expected to mitigate negative funding trends.”

Net interest income increased slightly to $4.4 million for the third quarter of 2006 compared to $4.3 million for the same quarter of 2005, as a result of an increase in average interest-earning assets offset by a decline in the net interest margin.  The net interest margin decreased 41 basis points to 3.63% for the third quarter of 2006, compared to 4.04% for the same quarter of 2005.  The inverted yield curve, higher short-term rates and a negative shift in funding mix has increased the cost of funds, decreasing the net interest margin.

Noninterest income remained unchanged at $1.3 million for the both the third quarter of 2006 and 2005.  Fees for other customer services increased 26.9% to $514 thousand for the third quarter of 2006, compared to $405 thousand for the same period in 2005.  This resulted from an increase in fee income from trust and asset management services and check card fees.   Noninterest expense increased 16.0% to $3.5 million for the third quarter of 2006 compared to $3.0 million for the same period in 2005.   Salaries and employee benefits increased 19.0% over the comparable period in 2005 primarily due to the addition of two branch locations.

Asset quality remained strong in the third quarter of 2006 as nonperforming asset balances remained low.  Net recoveries of $5 thousand were reported for the third quarter of 2006, compared to $15 thousand in net charge-offs for the same period in 2005.  Net recoveries, economic conditions, and low delinquency ratios contributed to a lower loan loss provision of $109 thousand for the third quarter of 2006 compared to $169 thousand for the same period in 2005.  The allowance for loan losses totaled $3.9 million or 0.91% of total loans at September 30, 2006, compared to $3.4 million or 0.92% of total loans at September 30, 2005.

For the nine months ended September 30, 2006, net income was $4.4 million or $1.50 per basic and diluted share. This is a 10.5% increase over $4.0 million in net income or $1.35 per basic and diluted share for the same period in 2005.  Return on assets was 1.17% for the first nine months of 2006 compared to 1.22% for the same period in 2005 and return on equity was 18.90% for the first nine months of 2006 compared to 19.44% for the same period in 2005.

Net interest income increased 11.1% to $13.2 million for the nine months ended September 30, 2006 from $11.9 million for the same period in 2005, primarily due to a 14.7% increase in average interest-earning assets.  The net interest margin decreased 14 basis points to 3.80% for the nine months ended September 30, 2006, compared to 3.94% for the same period in 2005, reflecting increased cost of funds.

Noninterest income increased 15.2% to $3.8 million for the nine months ended September 30, 2006 from $3.3 million for the same period in 2005.  Fees for other customer services increased 42.4% to $1.5 million for the nine months ended September 30, 2006, compared to $1.0 million for the same period in 2005.  This was attributable to increases in fee income from trust and asset management services, check card fees and brokerage services.  Noninterest expense increased 16.9% to $10.2 million for the nine months ended September 30, 2006, compared to $8.7 million for the same period in 2005.  The increase in noninterest expense was primarily the result of an increase in salaries and employee benefits from the expansion of the branch network.

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Quarterly Report on Form 10-Q for the period ended June 30, 2006, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from eleven branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Interest and dividend income
Interest and fees on loans	$ 7,740	$ 6,158	$ 21,658	$ 16,870
Interest on federal funds sold	7	5	9	14
Interest on deposits in banks	26	20	86	55
Interest and dividends on securities available for sale:
Taxable interest	604	523	1,891	1,545
Tax-exempt interest	103	100	316	308
Dividends	56	30	169	104
Total interest and dividend income	$ 8,536	$ 6,836	$ 24,128	$ 18,896

Interest expense
Interest on deposits	$ 3,225	$ 1,891	$ 8,085	$ 4,972
Interest on federal funds purchased	51	28	219	94
Interest on company obligated mandatorily redeemable capital securities	217	129	522	356
Interest on other borrowings	679	504	2,116	1,608
Total interest expense	$ 4,172	$ 2,552	$ 10,942	$ 7,030

Net interest income	$ 4,364	$ 4,284	$ 13,186	$ 11,866
Provision for loan losses	109	169	278	580
Net interest income after provision for loan losses	$ 4,255	$ 4,115	$ 12,908	$ 11,286

Noninterest income
Service charges	$ 681	$ 676	$ 2,043	$ 1,922
Fees for other customer services	514	405	1,474	1,035
Gains (losses) on sale of premises and equipment	-	1	-	(10)
Gains on sale of loans	44	112	141	223
Gains on sale of securities	-	-	3	18
Other operating income	37	73	124	99
Total noninterest income	$ 1,276	$ 1,267	$ 3,785	$ 3,287

Noninterest expense
Salaries and employee benefits	$ 1,906	$ 1,602	$ 5,545	$ 4,713
Occupancy	204	178	593	535
Equipment	296	258	864	705
Other operating expense	1,067	956	3,205	2,779
Total noninterest expense	$ 3,473	$ 2,994	$ 10,207	$ 8,732

Income before income taxes	$ 2,058	$ 2,388	$ 6,486	$ 5,841
Provision for income taxes	678	777	2,114	1,883
Net income	$ 1,380	$ 1,611	$ 4,372	$ 3,958

Share and Per Share Data
Net income, basic and diluted	$ 0.47	$ 0.55	$ 1.50	$ 1.35
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,922,860	2,922,860	2,922,860	2,923,587
Book value at period end	$ 11.20	$ 9.82	$ 11.20	$ 9.82
Cash dividends	$ 0.12	$ 0.11	$ 0.36	$ 0.33

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) At or for the Three Months Ended		(unaudited) At or for the Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Key Performance Ratios
Return on average assets	1.07%	1.41%	1.17%	1.22%
Return on average equity	17.23%	22.71%	18.90%	19.44%
Net interest margin	3.63%	4.04%	3.80%	3.94%
Efficiency ratio (1)	60.85%	53.23%	59.44%	56.87%

Asset Quality
Loan charge-offs	$ 60	$ 70	$ 174	$ 247
Loan recoveries	65	55	252	166
Net charge-offs (recoveries)	(5)	15	(78)	81
Nonaccrual loans	214	266	214	266
Nonperforming assets	678	486	678	486
Repossessed assets	5	38	5	38

Average Balances
Total assets	$ 511,945	$ 451,985	$ 497,853	$ 434,174
Total shareholders’ equity	31,779	28,141	30,934	27,221

			(unaudited)
			9/30/2006	9/30/2005
Capital Ratios
Tier 1 capital			$ 45,091	$ 36,684
Total capital			48,975	40,058
Total capital to risk-weighted assets			11.20%	10.75%
Tier 1 capital to risk-weighted assets			10.31%	9.85%
Leverage ratio			8.81%	8.12%

Balance Sheet
Cash and due from banks			$ 9,255	$ 12,322
Interest-bearing deposits in banks			1,899	685
Federal funds sold			-	2,321
Securities available for sale, at fair value			63,946	62,584
Loans held for sale			672	-
Loans, net of allowance for loan losses			423,179	361,758
Premises and equipment, net			17,331	13,168
Interest receivable			2,009	1,515
Other assets			3,599	3,856
Total assets			$ 521,890	$ 458,209

Noninterest-bearing demand deposits			$ 81,890	$ 85,053
Savings and interest-bearing demand deposits			141,252	147,625
Time deposits			196,763	139,673
Total deposits			$ 419,905	$ 372,351
Federal funds purchased			4,562	-
Other borrowings			50,779	47,227
Company obligated mandatorily redeemable capital securities			12,372	8,248
Accrued expenses and other liabilities			1,536	1,677
Total liabilities			$ 489,154	$ 429,503

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	9/30/2006	9/30/2005
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,465	1,465
Retained earnings	28,055	23,655
Accumulated other comprehensive (loss), net	(437)	(67)
Total shareholders’ equity	$ 32,736	$ 28,706
Total liabilities and shareholders’ equity	$ 521,890	$ 458,209

Loan Data
Mortgage loans on real estate:
Construction	$ 64,195	$ 42,289
Secured by farm land	2,506	2,195
Secured by 1-4 family residential	108,936	98,580
Other real estate loans	167,526	143,871
Loans to farmers (except those secured by real estate)	1,951	1,911
Commercial and industrial loans (except those secured by real estate)	50,197	40,851
Consumer installment loans	25,887	30,058
Deposit overdrafts	173	280
All other loans	5,692	5,097
Total loans	$ 427,063	$ 365,132
Allowance for loan losses	3,884	3,374
Loans, net	$ 423,179	$ 361,758

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2006 and 2005 is 34%.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Net interest income on a tax equivalent basis was $4,432 and $4,358 for the three months ended September 30, 2006 and 2005, respectively, and $13,390 and $12,086 for the nine months ended September 30, 2006 and 2005, respectively.  Noninterest income excluding securities gains and losses was $1,276 and $1,267 for the three months ended September 30, 2006 and 2005, respectively, and $3,782 and $3,269 for the nine months ended September 30, 2006 and 2005, respectively.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.